Exhibit 5.1

Teekay Corporation

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08

Bermuda

Our reference: 25245.50073/80444283v2

September 9, 2016

Registration Statement on Form F-3 – Exhibit 5.1 Opinion

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Teekay Corporation, a Marshall Islands corporation (the “Company”), in connection with the offering by the Company of common shares of the Company, par value $0.001 per share, having an aggregate gross sales price of up to $50,000,000 (the “Shares”) pursuant to the Company’s registration statement on Form F-3 (File No. 333-213213) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) on August 19, 2016 and declared effective on September 2, 2016 (the “Registration Statement”), the prospectus included therein dated September 2, 2016 (the “Base Prospectus”) and the prospectus supplement to the Base Prospectus dated September 9, 2016 (the “Prospectus Supplement”). The Shares are to be issued pursuant to an Equity Distribution Agreement, dated September 9, 2016 (the “Distribution Agreement”), between the Company and Citigroup Global Markets Inc.

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement;

(ii)	the Base Prospectus;

(iii)	the Prospectus Supplement;

(iv)	the Distribution Agreement; and

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(v)	such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary.

In such examination, we have assumed: (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct, and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed:

(i)	that the issuance and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement, Base Prospectus, the Prospectus Supplement, the Distribution Agreement and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that the Distribution Agreement has been duly and validly authorized, executed and delivered by the parties thereto (other than the Company); and

(iii)	the validity and enforceability of the Distribution Agreement against the parties thereto.

As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents, and the representations and warranties of the Company contained in the Distribution Agreement. We have not independently verified the facts so relied on.

We have assumed that the Company will have sufficient authorized but unissued common shares on the date of any issuance of the Shares registered pursuant to the Registration Statement (after taking account any shares reserved for issuance).

This opinion letter is limited to Marshall Islands Law. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Shares are issued and delivered after receipt of full payment therefor by the Company in accordance with the terms of the Distribution Agreement, the Registration Statement, the Base Prospectus and the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Company, the discussion of this opinion in the Registration Statement, and to the references to our firm in the Registration Statement, the Base Prospectus and the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP